EXHIBIT 11

                      ROBERTSON-CECO CORPORATION
     COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (CONTINUED)
     -----------------------------------------------------------
                 (Thousands, except per share amounts)
                             (Unaudited)

                                                        Three Months Ended
                                                        March 31
                                                        ------------------------
                                                 1995         1994
                                             -----------  -----------

FULLY DILUTED:
   Fully diluted earnings (loss) from
     continuing operations . . . . . . . . .                $    572       $ (6,562)
   Income from discontinued operations . . .      3,955        1,051
                                               --------     --------
     Total fully diluted earnings (loss) . .   $  4,527     $ (5,511)
                                               ========     ========

   Average number of shares of common
     stock outstanding . . . . . . . . . . .     15,914       15,773
   Incremental shares to reflect dilutive
     effect of deferred compensation
     plan  . . . . . . . . . . . . . . . . .        209         -
                                               --------     --------
     Total shares  . . . . . . . . . . . . .                  16,123         15,773
                                               ========     ========

   Fully diluted earnings (loss) from
     continuing operations per common
     share . . . . . . . . . . . . . . . . .   $    .04     $   (.42)
   Fully diluted income from discontinued
     operations. . . . . . . . . . . . . . .        .24          .07
                                               --------     --------
     Fully diluted earnings (loss) per
        share. . . . . . . . . . . . . . . .   $    .28     $   (.35)
                                               ========     ========

